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                                                                   Exhibit 10.51
                       [Letterhead of Robert C. Woodworth]


                                December 9, 2004


Mr. Mark G. Contreras
10505 Frontenac Woods Lane
St. Louis, MO 63131

Dear Mark:

         The purpose of this letter is to confirm our agreement relating to certain aspects of the termination of your employment with Pulitzer Inc. and its affiliates (including their successors and assigns, collectively, the "Company").

         At your request, your employment with the Company and all officer and director positions will terminate on January 3, 2005.

         You will not use or disclose any confidential or proprietary information of the Company (whether conceived or developed by you or others) including, without limitation, financial information, trade secrets, techniques, know-how, marketing and other business plans, data, strategies and forecasts, and arrangements with customers, suppliers and others. In addition, prior to October 1, 2005, you will not, directly or indirectly, whether as an owner, partner, member, shareholder, consultant, agent, employee, co-venturer or otherwise, or through any other "Person" (which, for this purpose, shall include an individual, a corporation, a partnership, a limited liability company, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof), hire or attempt to hire any employee of the Company, assist in such hiring by any other Person, or encourage any such employee to terminate his relationship with the Company.

         In consideration of the foregoing, you will be entitled to receive a cash payment of $300,000 ("Cash Payment"), of which $200,000 will be paid to you promptly after the termination of your employment with the Company, and the balance will be paid to you on or as soon as practicable after October 1, 2005, provided that you shall have honored your obligations under this agreement. This Cash Payment shall be in addition to any other payments and benefits to which you shall be entitled from the Company by reason of your employment with the Company through January 3, 2005. In addition, subject to your honoring your obligations under this agreement, the post-employment period during which you may exercise your outstanding vested options (determined as of January 3, 2005) to purchase Pulitzer Inc. common stock is extended to September 30, 2005. Your non-vested options will expire and your non-vested restricted stock will be forfeited upon the termination of your employment. Your vested options will continue to be governed by the terms of your option agreements and the applicable plans, as modified by this agreement. The amounts payable under this agreement are subject to applicable tax withholding.

         Please confirm your acceptance of the terms of this letter by returning an executed copy to me.

                                                Pulitzer Inc.



                                                /s/ Robert C. Woodworth
                                                --------------------------------
                                                By: Robert C. Woodworth, CEO

Accepted And Agreed To
on the 10th day of December 2004


/s/ Mark G. Contreras
--------------------------------------------
         Mark G. Contreras